Exhibit 21.1

Subsidiaries of Registrant

Guidance Software, Inc.

Guidance Software Australia

Guidance Software Singapore Pte. Limited

Guidance Software Japan, K.K.

Guidance-Tableau LLC

CaseCentral, Inc.